UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2006

IDT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

520 Broad Street, Newark, New Jersey		07102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

                   N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events

On June 15, 2006, the registrant issued a press release announcing that its Board of Directors had authorized a stock repurchase program providing for the repurchase of up to twenty-five million (25,000,000) shares of Class B Common Stock and Common Stock without regard to class. IDT's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the symbols "IDT" and "IDT.C", respectively. Shares of Class B Common Stock are entitled to one-tenth of a vote per share and shares of Common Stock are entitled to one vote per share. In all other respects shares of Class B Common Stock and Common Stock carry identical entitlements. There are currently 70,980,070 shares of IDT Class B Common Stock outstanding and 15,453,073 shares of IDT Common Stock outstanding.

The registrant also announced that its Board of Directors authorized the termination of IDT's previous stock repurchase program, under which IDT repurchased from May 17, 2005 through January 23, 2006 a total of approximately 3.1 million shares of Common Stock, and 3.3 million shares of Class B Common Stock. At the time of termination of that program, there remained available 1.9 million of shares of Common Stock and 11.7 million of shares of Class B Common Stock available for repurchase under the plan.

A copy of the June 15, 2006 press release relating to the above events is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
99.1	Press Release of the Registrant dated June 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

Dated: June 15, 2006	By: /s/ James A. Courter
James A. Courter Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of the Registrant dated June 15, 2006.